C-2	Exhibit 10.16
GMAC MANAGEMENT LLC
CLASS C MEMBERSHIP INTEREST PLAN
AWARD AGREEMENT
     This Award Agreement (this “Agreement”) is made and entered into as of February ___, 2008 (the “Grant Date”), by and between GMAC Management LLC, a Delaware limited liability company (the “Company”) and                     (the “Participant”).
W I T N E S S E T H:
     WHEREAS, the Company has adopted the GMAC Management LLC Class C Membership Interest Plan (the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan; and
     WHEREAS, the Administrator has determined that it would be in the best interests of the Company and its members to grant the Participant the Class C-2 Membership Interest provided for herein pursuant to the Plan and the terms set forth herein, solely as an incentive and in consideration of future services to be rendered by the Participant to the Company.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
     1. Definitions.
     “Cause” means, as determined by the Board (or its designee), (i) indictment of the Participant for a felony, (ii) conduct by the Participant in connection with the Participant’s employment duties or responsibilities that is fraudulent or grossly negligent, (iii) the Participant’s willful misconduct on an ongoing basis after written notice from GMAC or any of its Subsidiaries to the Participant, (iv) the Participant’s contravention of specific written lawful directions related to a material duty or responsibility which is directed to be undertaken from the Board or the person to whom the Participant reports which is not cured within twenty (20) days of the Participant’s receipt of written notice of such contravention, (v) breach of any restrictive covenants in favor of GMAC to which the Participant is subject, (vi) any acts of dishonesty by the Participant resulting or intending to result in personal gain or enrichment at the expense of GMAC, its Subsidiaries or affiliates, or (vii) the Participant’s continued failure to comply with a material policy of GMAC, its Subsidiaries or affiliates after receiving notice from the Board or the Chief Executive Officer of GMAC of such failure to comply. An act or failure to act shall not be “willful” if the Participant reasonably believed that such action or inaction was in the best interests of GMAC.
     “C-2 Hurdle Rate” shall mean C-2 Hurdle Rate as defined in the GMAC LLC Agreement.

     “Disability” means a determination by a licensed physician mutually selected by GMAC and the Participant (or the Participant’s legal representative) (either the Participant or GMAC may request that a licensed physician be selected; provided that if a licensed physician is not mutually selected within ten (10) business days of a request, GMAC shall select a licensed physician) in accordance with applicable law that as a result of a physical or mental injury or illness, the Participant is unable to perform the essential functions of his or her job with or without reasonable accommodation for a period of (i) one hundred twenty (120) consecutive days; or (ii) one hundred eighty (180) days in any one (1) year period.
     “GMAC LLC Agreement” means the Amended and Restated Limited Liability Company Operating Agreement of GMAC LLC, dated as of November 30, 2006, as may be amended from time to time.
     “Good Reason” means, without the Participant’s consent, (i) a reduction in base salary or bonus; provided that, GMAC or its Subsidiaries may at any time or from time to time amend, modify, suspend or terminate any bonus, incentive compensation or other benefit plan or program provided to the Participant for any reason and without the Participant’s consent if such modification, suspension or termination (x) is a result of the underperformance of GMAC or any of its Subsidiaries under its business plan, (y) is consistent with an “across the board” reduction for all senior executives of GMAC or any of its Subsidiaries, and (z) is undertaken in the Board of Managers of GMAC’s reasonable business judgment acting in good faith and engaging in fair dealing with the Participant, or (ii) a material diminution in the Participant’s title, duties or responsibilities below a level consistent with Participant’s performance and skill level, as determined in good faith by GMAC; provided that, a suspension of the Participant and the requirement that the Participant not report to work shall not constitute Good Reason if the Participant continues to receive his compensation and benefits. GMAC and its Subsidiaries shall have thirty (30) days after receipt of notice from the Participant in writing specifying the deficiency to cure the deficiency that would result in Good Reason.
     “Investors” means FIM Holdings LLC, GM Finance Co. Holdings Inc., General Motors Corporation and their Affiliates.
     “IPO” means an underwritten sale to the public of GMAC’s (or its successor’s) Equity Securities pursuant to an effective registration statement filed with the SEC on Form S-1 and after which GMAC’s (or its Successor’s) Equity Securities are listed on the New York Stock Exchange or the American Stock Exchange or are quoted on The NASDAQ Stock Market; provided that a Public Offering shall not include any issuance of Equity Securities in any merger or other business combination, and shall not include any registration of the issuance of Equity Securities to exiting securityholders or employees of GMAC on Form S-4 or Form S-8.
     “Transaction Documents” shall mean this Agreement and the Instrument of Accession to the LLC Agreement.
     “Transfer” means any transfer, sale, assignment, exchange, charge, pledge, gift, hypothecation, conveyance, encumbrance, security interest or other disposition (including any contract therefore), whether direct or indirect, voluntary or involuntary, by operation of law or otherwise, or the transfer of any other beneficial interest in the Award.

     2. Grant. Upon the terms and subject to the conditions set forth in this Agreement, on the Effective Date, the Company hereby grants to the Participant ___Class C-2 Membership Interests.
     3. Relationship to the Plan. The Award is granted pursuant to the Plan and is in all respects subject to the terms, conditions and definitions of the Plan. The Participant hereby accepts this Award subject to all the terms and provisions of the Plan and this Agreement. The Participant further agrees that all decisions under and interpretations of the Plan by the Administrator shall be final, binding and conclusive upon the Participant and his or her beneficiaries. If there is any inconsistency between the terms of this Agreement and the terms of the Plan or the LLC Agreement, the Plan’s or the LLC Agreement’s terms shall completely supersede and replace the conflicting terms of this Agreement. If there is any inconsistency between the terms of the Plan and the terms of the LLC Agreement, the LLC Agreement’s terms shall control.
     4. Transfers of Class C-2 Membership Interests by the Participant. The Award may not be Transferred by the Participant except in accordance with the Plan.
     5. Vesting. The Award shall vest with respect to fifty percent (50%) of the Class C-2 Membership Interests based on Participant’s continued employment (the “Time-Based Interests”) and with respect to fifty percent (50%) of the Class C-2 Membership Interests based on the achievement of performance targets (the “Performance-Based Interests”), as set forth below.
               (a) Time-Based Interests. The Time-Based Interests shall vest with respect to twenty percent (20%) of the Time-Based Interests on December 31, 2008 and with respect to an additional twenty percent (20%) on each of the next four anniversaries thereafter (December 31, 2008 and each such anniversary, a “Time Vesting Date”), subject to the Participant’s continued employment with GMAC and its Subsidiaries and Affiliates on each such anniversary.
               (b) Performance-Based Interests. The Performance-Based Interests shall vest with respect to twenty percent (20%) of the Performance-Based Interests on December 31, 2008 and with respect to an additional twenty percent (20%) on each of the next four anniversaries of such date (December 31, 2008 and each such anniversary, a “Performance Vesting Date”), subject to GMAC’s attainment of performance targets established by the Board for the calendar year in which such Performance Vesting Date occurs (the “Performance Targets”) and subject to the Participant remaining employed by GMAC or its Subsidiaries or Affiliates on each applicable Performance Vesting Date; provided, however, that in the event GMAC does not attain the Performance Target for an applicable calendar year (a “Missed Year”), but achieves the Performance Targets with respect to a subsequent calendar year, the Class C-2 Membership Interests that did not vest with respect to the Missed Year or Missed Years shall vest as of the Performance Vesting Date applicable to the subsequent calendar year in which the Performance Targets are achieved. All Performance-Based Interests that have not vested as of the December 31, 2012, shall terminate.

               (c) Acceleration of Vesting. Notwithstanding the foregoing, in the event of a Change in Control or an IPO of an IPO Company, in which, as of the date of either of such event, the C-2 Hurdle Rate has been achieved, the Time-Based Interests that have not vested (the “Accelerated Interests”), to the extent not previously forfeited, shall immediately vest; provided, however, that if the Participant is terminated (x) by GMAC or its Subsidiaries for Cause (other than due to death or Disability) or (y) by the Participant without Good Reason (other than due to death or Disability), prior to the date the Accelerated Interests would otherwise have vested had no IPO or Change in Control occurred, the Participant shall forfeit the Accelerated Interests without the payment of consideration.
     6. Termination of Employment. All unvested Class C-2 Membership Interests will be forfeited upon the termination of a Participant’s employment with GMAC or its Subsidiaries and Affiliates; provided, however, that if the Participant’s employment is terminated by the Company without Cause or by the Participant with Good Reason the Time Based Interests that would have vested on the anniversary of the Grant Date following such termination shall vest as of such termination of employment. If the Participant’s employment is terminated (x) by GMAC or its Subsidiaries for Cause (other than due to death or Disability) or (y) by the Participant without Good Reason (other than due to death or Disability), in each case, prior to the third anniversary of the Closing Date, all the Class C-2 Membership Interests, whether vested or unvested, will be forfeited.
     7. Section 83(b) Election.
               (a) Within 30 days following the Grant Date, the Participant shall file an election with the Internal Revenue Service (“IRS”) pursuant to Section 83(b) of the Code to include in the Participant’s gross income the fair market value (established by the Company as of the Grant Date) of the Class C-2 Membership Interests granted hereunder (the “Section 83(b) Election”). The Participant shall provide the Company and GMAC with a copy of such Section 83(b) Election within 10 days following the filing of such Section 83(b) Election.
               (b) The Company will provide the Participant with (or pay on behalf of the Participant to the IRS) a gross-up payment with respect to all income taxes (including Medicare, but not social security) required to be paid by the Participant as a result of the Section 83(b) Election, including, for clarification, all such income taxes required to be paid with respect to the gross-up payment under this Section 7(b).
               (c) The Participant shall promptly notify the Company in writing upon receipt by the Participant of notice of any pending or threatened tax audit, claim, adjustment, proceeding or assessment (each, a “Claim”) that may affect the Company’s obligation to indemnify the Participant for taxes pursuant to this Agreement. Failure to so notify the Company of any such Claim shall relieve the Company of any obligation to indemnify the Participant with respect to any such Claim, including any related Claim for any other taxable period, to the extent such failure prejudices the Company’s ability to defend such Claim or related Claim. The Company shall be entitled to control the contest of such Claim in all administrative or judicial proceedings relating to such Claim and may, at its sole option, either pay the tax claimed to be due and sue for a refund or contest the Claim in any permissible tax forum. The Participant shall cooperate fully with the Company with respect to all aspects of contesting any such Claim, including by providing authorizations and powers of attorney necessary to permit the Company to control any contest with respect to any such Claim. Any refund received by the Participant with respect to any such contest (including any interest attributable to such refund and including any refund that would have been received but for use of the refund as a credit or offset against any tax liability for which the Participant is not indemnified pursuant to this Agreement) shall be for the account of the Company and the Participant shall pay over such refund to the Company within 10 days of receipt thereof.
     8. Representations and Warranties of the Participant. The Participant hereby represents and warrants to the Company as follows:
               (a) The Participant’s execution, delivery and performance of the Transaction Documents do not and will not (i) result in a violation of any applicable law, statute, rule or regulation or order, injunction, judgment or decree of any court or other governmental or regulatory authority to which the Participant is bound or subject, (ii) conflict with, or result in a breach of the terms, conditions or provisions of, constitute (or, with due notice or lapse of time or both, would constitute) a default under, or give rise to any right of termination, acceleration or cancellation under, any agreement, contract, license, arrangement, understanding, evidence of indebtedness, note, lease or other instrument to which the Participant or any of his properties or assets are bound, or (iii) require any authorization, consent, approval, exemption or other action by or notice to any third party. The Transaction Documents have been duly executed and delivered by the Participant and upon due execution and delivery by the Company will constitute the legal, valid and binding obligations of the Participant enforceable against the Participant in accordance with their terms, except as the enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general or by general principles of equity.
               (b) The Participant understands that the Class C-2 Membership Interests being purchased are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering, are being offered and sold without registration under the Securities Act of 1933, as amended (the “Securities Act”) in a private placement that is exempt from the registration provisions of the Securities Act and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in limited circumstances. The Participant understands that it must bear the economic risk of the acquisition of the Class C-2 Membership Interests made in connection herewith for an indefinite period of time because, among other reasons, the Class C-2 Membership Interests have not been registered under the Securities Act or under the securities laws of any state and, therefore, cannot be resold, assigned or otherwise disposed of unless they are subsequently registered under the Securities Act and under the applicable securities laws of certain states or an exemption from such registration is available.
               (c) The Participant understands that the Class C-2 Membership Interests being granted are subject to the LLC Agreement and this Agreement.
               (d) The Participant is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act or, to the extent the Participant is not an “accredited investor,” another exemption from registration under the Securities Act applies to the Participant’s purchase of Class C-2 Membership Interests hereunder.
     9. Representation and Warranty of the Company. The Company hereby represents and warrants to the Participant that the Company is a limited liability company, duly formed and in good standing under the laws of the State of Delaware. The Company has all requisite limited liability company power and authority to execute, deliver and carry out the transactions contemplated by the Transaction Documents, and to issue and deliver the Class C-2 Membership Interests.
     10. Conditions. The obligations of the Participant and the Company pursuant to this Agreement shall be subject to satisfaction of the following conditions on the Effective Date:
               (a) The Participant and the Company shall have duly executed and delivered the Instrument of Accession to the LLC Agreement substantially in the form attached hereto as Exhibit A.
               (b) The representations and warranties of each of the other parties under this Agreement shall be true, complete and correct at and as of the Effective Date.
               (c) No governmental body or any other person shall have issued an order, injunction, judgment, decree, ruling or assessment which shall then be in effect restraining or prohibiting the completion of the transactions contemplated under any of the Transaction Documents, nor shall any such order, injunction, judgment, decree, ruling or assessment be pending or, to the Company’s or the Participant’s knowledge, threatened.
               (d) No governmental body or any other person shall have issued an order, injunction, judgment, decree, ruling or assessment which shall then be in effect restraining or prohibiting the completion of the transactions contemplated under any of the Transaction Documents, nor shall any such order, injunction, judgment, decree, ruling or assessment be pending or, to the Company’s or the Participant’s knowledge, threatened.
     11. General.
          11.1. Amendments and Waivers. Subject to Section 16 of the Plan, the provisions of this Agreement may not be amended, modified, supplemented or terminated, and waivers or consents to departures from the provisions hereof may not be given, without the written consent of each of the parties hereto.
          11.2. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and permitted assigns. The Participant may not assign any of its rights or obligations under this Agreement without the prior written consent of the Company. The Company may assign its rights, together with its obligations, to another entity which will succeed to all or substantially all of the assets and business of the Company.

          11.3. Counterparts. This Agreement may be executed in two or more counterparts, each of which, when so executed and delivered, shall be deemed to be an original, but all of which counterparts, taken together, shall constitute one and the same instrument.
          11.4. Descriptive Headings, Etc. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein. Unless the context of this Agreement otherwise requires: (i) words of any gender shall be deemed to include each other gender; (ii) words using the singular or plural number shall also include the plural or singular number, respectively; (iii) the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and paragraph references are to the Sections and paragraphs of this Agreement unless otherwise specified; (iv) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (v) “or” is not exclusive; and (vi) provisions apply to successive events and transactions.
          11.5. Severability. In the event that any one or more of the provisions, paragraphs, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, paragraph, word, clause, phrase or sentence in every other respect and of the other remaining provisions, paragraphs, words, clauses, phrases or sentences hereof shall not be in any way impaired, it being intended that all rights, powers and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.
          11.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflict of laws principles thereof.
          11.7. Consent to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally agrees that any action, suit or proceeding, at law or equity, arising out of or relating to the Plan, this Agreement or any agreements or transactions contemplated hereby shall only be brought in any federal court of the Southern District of New York or any state court located in New York County, State of New York, and hereby irrevocably and unconditionally expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and hereby irrevocably and unconditionally waives (by way of motion, as a defense or otherwise) any and all jurisdictional, venue and convenience objections or defenses that such party may have in such action, suit or proceeding. Each party hereby irrevocably and unconditionally consents to the service of process of any of the aforementioned courts.
          11.8. Waiver of Jury Trial. THE PARTIES HERETO HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR THE VALIDITY, INTERPRETATION OR ENFORCEMENT HEREOF. THE PARTIES HERETO AGREE THAT THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND WOULD NOT ENTER INTO THIS AGREEMENT IF THIS SECTION WERE NOT PART OF THIS AGREEMENT.

          11.9. Entire Agreement. This Agreement, the Plan (the terms of which are hereby incorporated by reference) and the Instrument of Accession are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings relating to such subject matter, other than those set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties hereto with respect to such subject matter.
          11.10. No Employment or Service Contract. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue such Participant’s relationship with GMAC, nor shall it give any Participant the right to be retained in the employ of GMAC or interfere with or otherwise restrict in any way the rights of GMAC, which rights are hereby expressly reserved, to terminate any Participant’s employment at any time for any reason.
          11.11. Section 409A. Any and all payments under this Agreement are intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder, and to the extent that based on subsequent regulations or guidance provided by the Internal Revenue Service, the Company believes that any payments under this Agreement may not comply with Section 409A, the Company and the Participant agree to negotiate in good faith to amend the Agreement to comply with Section 409A and to preserve as much as possible the economic intent of the parties.
          11.12. Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.
          11.13. Construction. The Company and the Participant acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its legal counsel and that this Agreement shall be construed as if jointly drafted by the Company and the Participant.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GMAC MANAGEMENT LLC
By:
Name:
Title:

PARTICIPANT:

Name:
Address:

EXHIBIT A
INSTRUMENT OF ACCESSION
     The undersigned,                     , as a condition precedent to becoming the owner or holder of record of                      Class C-2 Membership Interests of GMAC Management LLC, a Delaware limited liability company (the “Company”), hereby agrees to become a Member under, party to and bound by that certain Limited Liability Company Agreement of GMAC Management LLC dated as of                     , 2006 (the “Operating Agreement”) by and among the Company and the Members of the Company. This Instrument of Accession shall take effect and shall become an integral part of the Operating Agreement immediately upon execution and delivery to the Company of this Instrument.
     IN WITNESS WHEREOF, the undersigned has caused this INSTRUMENT OF ACCESSION to be signed as of the date below written.

Signature:

Address:

Date:

Accepted:

By:

Date: